Exhibit 10.15

CONFIDENTIAL SEPARATION AGREEMENT
AND GENERAL RELEASE

This CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE (the “Agreement”) dated as of July 3, 2007, is entered into by and between BAY NATIONAL BANK, a Maryland corporation (the “Company”), and RICHARD C. SPRINGER (“Springer”).  The Company and Springer may be individually referred to hereinafter as a “Party” or together as the “Parties.”

WHEREAS,  Springer and the Company entered into an Employment Agreement (“EA”) dated June 1, 2006.

WHEREAS, Springer has given notice to Company that pursuant to section 3.2.2(b) of the EA that he is terminating his employment with the Company.

WHEREAS, each of the Parties desires to enter into an agreement that sets forth the terms of Springer’s separation of employment and a mutual release of claims.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, each of the Parties hereby agrees as follows:

1.
Springer’s employment with the Company will terminate as of the close of business on July 20, 2007 (the “Termination Date”).  Each of the Parties acknowledges and agrees that Springer (a) will be paid his Base Salary as defined in section 4.1(a) of the EA through the Termination Date, (b) as provided for in section 4.3 of the EA will be reimbursed for all expenses incurred by him in connection with his employment with the Company;

2.
(a)           Springer and the Company acknowledge that on or about July 9, 2007, the Company will cause Bay National Corporation transfer to Springer  3300 shares of stock in Bay National Corporation described in section 4.3(b)(iii) of the June 1, 2006 Employment Agreement.

(b)           In addition to the payment contemplated by Section 2(a)  hereof, the Company shall pay 100% of the premiums in respect of Springer’s group medical, dental and vision insurances for the month of July, 2007.  Each of the Parties acknowledges and agrees that in the event Springer thereafter elects to continue to receive the benefits of any of such group policies in the manner and to the extent permitted by applicable law (i.e., the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), Springer shall be obligated to pay 100% of the cost of such continued coverage, under the same terms and conditions as are applicable to the Company’s active employees in accordance with, and subject to the limitations and requirements of, COBRA.

3
In exchange for the consideration and covenants herein stated, the Company releases Springer from any and all obligations, including but not limited to all non-competition, non-solicitation of customers and non-solicitation of employees provisions outlined in the June 1, 2006 Employment Agreement and he may begin employment at any time after the signing of this Agreement.   The Company further releases and discharges Springer from any and all causes of action, known and unknown, of any kind or nature, including any rights or claims arising out of Springer’s employment, up to the date of this Agreement and Release.

4.
In exchange for the consideration and covenants herein stated,  Springer agrees and executes this GENERAL RELEASE for himself and on behalf of his heirs, executors, administrators, attorneys, and assigns, and hereby releases and discharges the Company, its corporate parent, affiliates and subsidiaries, officers, directors, stockholders, and employees, from any and all causes of action, known or unknown, claims or liabilities of any kind which have been or could be asserted against the Company, including but not limited to such causes of action arising out of or in any way relating to Springer's employment (or his departure there from), claims for alleged breach of contract, wrongful discharge, or any rights or claims arising out of Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, or any other federal, state or municipal statute or ordinance relating to employment and discrimination in employment.  Springer expressly waives his right to recover in his own right upon filing, any lawsuits, claims, grievances, complaints or charges with any Court, or any State and federal and local agency, concerning or relating to any dispute arising out of his employment relationship with the Company, alleged breaches of employment, covenants or contracts, abusive or wrongful and constructive discharge, unlawful employment discrimination, breaches of the Age Discrimination in Employment Act, or otherwise relating to Springer’s employment or separation from that employment with the Company; however, Springer does not waive any rights or claims to enforce this Agreement.

5.
Springer (a) represents, warrants and covenants to the Company that he has not and will not at any time in the future, in any way, disparage, discredit, defame or belittle the Company, and (b) acknowledges and agrees that he has no present or future right to employment with the Company.

6.	Company (a) represents, warrants and covenants to Springer that it has not and will not at any time in the future, in any way, disparage, discredit, defame or belittle Springer.

7.	(a)
Springer agrees that he will not, for himself or any other person or entity, directly or indirectly, divulge, communicate or in any way make use of, any of the Company’s confidential, sensitive or proprietary information acquired in the performance of his services therefor (“Confidential Information”) without the prior written consent of a duly authorized representative of the Company.  Confidential Information means data and information relating to the business of the Company and any parent and/or affiliate of the Company which has been disclosed to Springer or of which Springer became aware as a consequence of or through his relationship with the Company and which has value to the Company and is not generally known to its competitors.

(b)           Springer represents that he has not disclosed any Confidential Information to any person, other than to employees and in the ordinary course of Company’s business.  Springer will advise the Company of each circumstance of which he is aware reflecting or involving his disclosure, or his witness to any disclosure, of Confidential Information to any person (other than officers of the Company) including but not limited to disclosures to any governmental agency representative, and including such disclosures as may be required by law, by subpoena, or by other legal compulsion.  Springer will notify the Company immediately if he is served with a request for information, subpoena or other legal process to compel him to disclose any Confidential Information or about his employment and termination.

(c)
Springer represents that he has no information that would support or establish a claim against himself and/or the Company for any violation of any federal, state or local regulations, criminal or civil laws.

(d)
On or before the Termination Date, Springer will return all property of the Company including, but not limited to, all Confidential Information, without retaining any paper or electronic copies of such records

(e)
Springer acknowledges that the Confidential Information constitutes a valuable asset of the Company, embodying substantial business and creative efforts, and that any disclosure by him of Confidential Information will result in irreparable injury to the Company.  In the event of such disclosure or threatened disclosure, Springer consents to the grant by any court of equitable relief, including specific performance, a restraining order and/or an injunction, in favor of the Company, without prejudice to any and all other rights or remedies to which the Company may be entitled.  Springer also agrees that he will not disclose the existence or terms of this Agreement to any third parties with the exception of  accountants, attorneys and spouse, or as may be required to comply with legal process. Springer acknowledges and agrees that this requirement of confidentiality is a material inducement to the Company to enter into this Agreement.

8.
Nothing in this Agreement is intended to or shall be construed as an admission by the Company that it violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to Springer or otherwise, the Company expressly denying any such illegal or wrongful conduct.

9.
This Agreement embodies the entire agreement and understanding of the Parties with regard to the matters described herein and supersedes any and all prior or contemporaneous agreements and understandings, oral or written, between the Parties.

10.
If any part, term or provision of this Agreement is declared by any court or agency of competent jurisdiction in a judgment or order to be illegal, void, unenforceable or invalid, such provision shall have no effect upon and shall not impair the legality, enforceability or validity of, any other provision of this Agreement; provided, however, that upon any finding by such court of competent jurisdiction that a release or waiver of claims or rights is illegal, void, unenforceable or invalid, Springer agrees to execute a release, waiver and/or covenant that is legal, valid and enforceable.

11.
This Agreement shall be construed and interpreted in accordance with the law of the State of Maryland, without regard to the conflicts of law principles thereof.  Each of the Parties hereby consents to exclusive personal jurisdiction and venue in the Circuit Court of Baltimore County, State of Maryland.

12.
Springer further states that he has carefully read the foregoing, has had sufficient opportunity to review and deliberate the foregoing with counsel of his own choosing, knows and understands its contents, and signs the same as his free and independent act.  Pursuant to the Older Worker Benefit Protection Act, amending the Age Discrimination in Employment Act, Springer specifically represents and acknowledges:

(a)
Springer has carefully read this Separation Agreement and General Release, has had sufficient opportunity to review and deliberate the foregoing documents with counsel of his own choosing, understands their contents, knowingly and voluntarily waives and releases the claims described in the General Release,

(b)	Springer agrees that the consideration given for the releases contained in the General Release are in addition to anything of value to which Springer already was entitled,

(c)
Springer was advised to consult with an attorney. He has had up to twenty-one (21) days from receipt of this Agreement and General Release to consider and accept, these terms, and he has seven (7) following his execution of this Agreement and General Release to revoke any acceptance of this Agreement and General Release, and

(d)	Springer must revoke his acceptance within the seven-day period by delivering a written notice of his intent to revoke acceptance to Hugh W. Mohler, at 2328 W. Joppa Road- #325, Lutherville, MD 21093.

This Separation Agreement and General Release shall not be effective and enforceable until the seven-day revocation period has expired.  If the Company does not receive written notice of Springer’s revocation, the entire Agreement and General Release will become binding and irrevocable.

EACH OF THE PARTIES STATES THAT THEY HAVE READ THE FOREGOING AGREEMENT, THAT THEY UNDERSTAND EACH OF ITS TERMS AND THAT THEY INTEND TO BE BOUND THERETO.

BAY NATIONAL BANK

BY: /s/ Hugh W. Mohler	/s/ Richard C. Springer
HUGH W. MOHLER, PRESIDENT	RICHARD C. SPRINGER
2328 W. Joppa Road - #325	13342 Pipes Lane
Lutherville, MD 21093	Sykesville, MD 21784
410-494-2580	410-442-2968